GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
MARKS 58th CONSECUTIVE YEAR OF INCREASED DIVIDENDS
AND ANNOUNCES OFFICER CHANGES

- Dividend for 2014 Increased by 7% -

Atlanta, Georgia, February 18, 2014 –Genuine Parts Company (NYSE: GPC) announced today a 7% increase in the regular quarterly cash dividend for 2014. The Board of Directors of the Company, at its February 17, 2014 Board meeting, increased the cash dividend payable to an annual rate of $2.30 per share compared with the previous dividend of $2.15 per share. The quarterly cash dividend of fifty-seven and one-half cents ($.575) per share is payable April 1, 2014 to shareholders of record March 7, 2014. GPC has paid a cash dividend every year since going public in 1948, and 2014 marks the 58th consecutive year of increased dividends paid to shareholders.

Genuine Parts Company also announced today that Bruce Clayton has informed management of his plan to retire as Senior Vice President of Human Resources for the Company, effective April 1, 2014. Accordingly, the Board of Directors elected James R. Neill to replace Mr. Clayton as Senior Vice President of Human Resources upon his retirement. Currently, Mr. Neill serves as Senior Vice President of Employee Development and HR Services for the Company.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, commented, “We want to thank Bruce Clayton for the tremendous leadership he has provided us during his 18 years of service to the Company. Bruce has been extremely valuable to our management team and we wish him the very best for the future.”

Mr. Gallagher added, “We also want to welcome Jim Neill to this important role. Before joining the GPC Corporate Human Resources organization last year, Jim served in a variety of human resources roles over his long and distinguished career. This includes seven years at Motion Industries, our industrial distribution company, most recently as the Senior Vice President of Human Resources. Jim is the right person for this position and we look forward to his many future contributions.”

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings later this morning. Management will also conduct a conference call at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106. The conference ID is 39491974. If you are unable to participate during the call, a replay of the call will be available on the Company’s website or toll-free at 855-859-2056, ID 39491974, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 5, 2014.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628